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                                                                      EXHIBIT 11

                           LOGAN'S ROADHOUSE, INC.

Computation of Net Earnings Per Share (Pro Forma Data for 1995 and 1994)
                  (in thousands, except for per share data)

                                                                FISCAL YEAR ENDED
                                                   --------------------------------------------
                                                   DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                                       1994            1995           1996
                                                      -----           -----          ------
Average shares outstanding(1)(2)                       3,068           3,776          5,652
Common stock equivalents - stock options(2)               -               58            174
                                                      ------          ------         ------
Weighted average number of shares outstanding(2)       3,068           3,834          5,826
                                                      ======          ======         ======
Net earnings (pro forma data for 1994 and 1995)(2)    $1,043          $1,905         $4,149
                                                      ======          ======         ======
Net earnings per share (pro forma data for 1994 and
  1995)(2)                                            $ 0.34          $ 0.50         $ 0.71
                                                      ======          ======         ======

(1) The shares outstanding for 1994 and through July 25, 1995 represent the number of shares received by the partners of Logan's Partnership pursuant to an exchange agreement.

(2)  Restated to reflect the three-for-two stock split effected in June 1996.